EXHIBIT 10.3

September 25, 2007

Mr. Michael J. Lambert

Dear Michael:

I am pleased to acknowledge your acceptance to join Advanced Medical Optics, Inc. (AMO) as the Executive Vice President, Chief Financial Officer reporting to Jim Mazzo, Chairman, CEO & President. Your anticipated start date will be Monday, October 15, 2007.

COMPENSATION PACKAGE

AMO offers a competitive compensation package with opportunities for you to share in the success you help to create. The package includes competitive annual base pay, eligibility to participate in AMO’s current incentive pay programs (both annual and long term, employee welfare benefit and retirement plans, including an incentive pay program, and the employee stock purchase program.

Base Salary. The annual rate of base salary for this position is $375,000.00, earned and payable bi-weekly. Salary and performance reviews are conducted annually in February. The Board of Directors will consider an increase to your base salary to $400,000. in February 2008.

Sign On Bonus. As a provision of this offer of employment, AMO will provide you with a one-time employment bonus of $187,500. (less required withholding). This bonus will be paid along with the payments of the 2007 AMO Management Bonus Plan in February 2008 and is in lieu of your participation in the plan for 2007.

Management Bonus Plan. You will be eligible to participate in the 2008 AMO Management Bonus Plan with payment in Q1 2009. At your level, your target bonus is 50% of your annualized base salary as of December 31 of the plan year. This actual bonus earned will be based on AMO’s achievement against certain financial goals as well as accomplishment of your personal objectives (MBO’s) each year. We update plan parameters and bonus targets each year.

AMO Incentive Compensation Plan. As an employee of AMO, you will also be eligible to participate in the Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan (ICP) based on the level of your position. The ICP currently provides an opportunity to be awarded an annual grant of Non Qualified Stock Options (NQSOs) and Restricted Stock Units (RSUs). The NQSOs will vest at 25% per year over a four-year period, and RSUs have a cliff vesting of 100% after 3 years. Award guidelines are reviewed and adjusted on a yearly basis and individual grant amounts are not determined until shortly before the full round grant date. The next annual grant is expected in May 2008.

Special One-Time Stock Grant. AMO will provide you a one time special grant of 50,000 NQSOs and 5,000 RSUs. The NQSO’s will vest at 25% per year over a four-year period and the RSUs will vest 100% after three years.

Performance Share Plan. You will be eligible to participate in the Performance Share Plan offered to our executive leadership team under our 2005 ICP. This program consists of a grant of performance vested restricted stock units, based upon 3 years of forward-looking performance of AMO’s Total Shareholder Return (TSR) as compared to the TSR performance for an identified peer group. Awards under this program are vested as AMO’s performance exceeds the 50th percentile of an identified peer group TSR performance (if that return is positive), and the maximum award is vested at 75th percentile performance. The award amount is determined by the Board of Directors on an annual basis. The next grant is anticipated in February 2008, and all awards are at the discretion of the Board of Directors.

Change in Control. You are eligible to receive a standard AMO Change in Control Agreement providing two times your annual base salary and bonus compensation in the event of your termination is in connection with a change in control.

Executive Severance Agreement. In the event that you are terminated for anything other than “cause” you will receive a severance payment equal to twelve months of base pay, a prorated management bonus (determined as if all corporate targets were achieved and prorated for completed months of employment in the plan year, divided by 12) and twelve months of health care benefit continuation. For this purpose, “cause” shall be limited to only three types of events:

(1) Willful refusal to comply with a lawful, written instruction by the CEO or Board of Directors so long as the instruction is consistent with the scope and responsibilities of your position prior to termination;

(2) Dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

(3) Conviction of any felony involving an act of moral turpitude

BENEFITS PACKAGE

Effective as of your hire date, you will be eligible for comprehensive coverage under the Advanced Medical Optics group health and welfare plans. As part of the current AMO benefits package you may elect medical, dental, and vision for you, your spouse or domestic partner as well as your family. You may also elect life and accident insurance coverage for yourself and your family.

In addition, the current AMO benefits package includes company paid life and AD&D insurance of one times your annual base pay, long and short term disability insurance protection, sick pay, four weeks of vacation accrued in the first year, one personal day, and eleven company holidays per year.

Additional information on these benefits will be provided to you during your new hire orientation.

SAVINGS AND RETIREMENT BENEFITS

AMO 401(K). As an employee of AMO, you will be immediately eligible to participate and receive company matching contributions in the AMO 401(k) Plan. New employees are automatically enrolled in the AMO 401(K) plan at 4% of pay before tax. Contributions are invested in the Barclays Global Investors LifePath Retirement Portfolio which matches your retirement year, based on your date of birth. You have thirty (30) days to change or cancel your participation including the investment direction. The AMO plan permits both pre-tax and post-tax contributions by employees and provides a company matching contribution of 50% of the first 8% of compensation you contribute.

Retirement Plan. You are immediately eligible for the AMO defined contribution retirement plan feature of the 401(K) Plan. The annual contribution is based on a formula which is age and service driven.

You may invest your contributions and the company’s contributions in any or all of the 13 funds currently offered in the plan including a self directed brokerage option. In addition, this plan accepts rollover contributions from your previous employer’s qualified plan(s). The plan provides 100% vesting in the AMO 401(K) plan after three years of service. The defined contribution retirement plan provides 20% vesting for each year of service and 100% vesting after five years.

Employee Stock Purchase Plan. As an employee of AMO, you will be eligible to participate in the ESPP, currently offered by AMO. This program allows you to purchase AMO shares at a 15% discount. You may contribute 1%—10% of your pay on an after-tax basis. At the end of each six-month purchase period, the money in your ESPP account will be used to buy shares of AMO stock for you. The purchase price you pay will be 85% of the closing price on either the first trading day of the purchase period or the last trading day of the purchase period, whichever price is lower. Based on your anticipated hire date you will be eligible to participate in the open-purchase period scheduled to begin November 2007.

Deferred Compensation Plan. You also will be eligible to participate in a deferred compensation plan currently offered that allows you to defer up to 100% of your annual base pay and bonus, deferring income taxes on these amounts until you receive payments pursuant to your irrevocable election. You will receive a comprehensive briefing regarding the plan on or after your date of hire. The actual enrollment materials will be mailed to your home from the plan’s administrator (TBG Financial). You only have 30 days from receipt of the materials to enroll in this plan for the current plan year.

Executive Perquisites. You are eligible for certain executive perquisites, based upon your position as a member of the Executive Leadership Team. These are:

-	Car Allowance of $750 per month,

-	Gasoline allowance of $166 per month,

-	Annual reimbursement for Financial and Tax Planning services up to $6400,

-	Life insurance coverage of $1,500,000, provided by AMO,

-	Vacation accrual 4 weeks per year,

-	Annual Executive Physical.

OTHER TERMS AND CONDITIONS

Employment offers are contingent upon four items:

a.	Satisfactory reference and background checks,

b.	Passing the pre-placement physical exam, including a drug screening exam. You will be contacted by our health clinic to schedule your exam. Please note that there is a three to five-day processing time period to complete all of the results of the physical exam. Therefore, it is very important that you complete your physical on a timely basis so that your start date is not delayed. Please contact Elizabeth Link at 714-247-8786 if there are any problems with the scheduling of your physical exam,

c.	Signing the At-Will Employment and Intellectual Property and Arbitration Agreement, a copy of which is provided along with this offer letter; and

d.	Completing, signing and returning the following documents:

•	Employment Application

•	Applicant Authorization and Consent for Release of Information

•	Employment Information

•	Code of Ethics

•	Form W-4

•	EDD-Employee’s Withholding Allowance Certificate

•	Automatic Deposit (attach a voided check)

In compliance with the Immigration Control Act of 1986, it will be necessary for you to produce documentation indicating your legal right to work in the United States. This may be in the form of a U.S. Passport; foreign passport with appropriate work visa; or a photo I.D. such as a driver’s license, your voter’s registration card, birth certificate or Social Security card.

Sincerely,

/s/ FRANCINE MEZA
Francine Meza Corporate Vice President Human Resources Advanced Medical Optics, Inc.

From time to time, the company may modify the organization structure, personnel policies or benefits described in this employment offer for reasons consistent with the needs of the business. None of the provisions in this document are intended to confer any contractual or special rights or privileges upon specific individuals. Employment by the Company is “at will”, which means that either the Company or the employee may terminate the employment relationship at any time, with or without prior notice, and for any reason not prohibited by statute. All employment is continued on that basis regardless of the level achieved in the Company or your years of seniority”.

Accepted:

/s/ MICHAEL J. LAMBERT	09/26/07
Michael J. Lambert	Date